Exhibit 10.3

THE TIMKEN COMPANY

Performance Unit Agreement

               WHEREAS, <<NAME>> (“Grantee”) is an employee of The Timken Company (the “Company”); and

               WHEREAS, the grant of Performance Units, each with a cash value of $100.00, was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) that was duly adopted on January 31, 2005 (the “Date of Grant”), and the execution of a Performance Unit agreement in the form hereof was authorized by a resolution of the Committee duly adopted on January 31, 2005;

               NOW, THEREFORE, pursuant to the Company’s Long—term Incentive Plan (As Amended and Restated as of February 6, 2004) (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby grants to Grantee as of the Date of Grant <<puaward>> Performance Units (the “Target Performance Units”). Subject to the attainment of the performance goals set forth in Section 1 hereof, this grant enables Grantee to earn as Performance Units from ________ of the Target Performance Units to be paid out to Grantee pursuant to Section 3 hereof.

1.	Earning of Target Performance Units. (a) Grantee’s right to receive payment for any Performance Units shall be determined (i) on the basis of the Company’s Return on Equity for the period from January 1, 2005 through December 31, 2007 (the “Performance Period”) and (ii) on the basis of the Company’s Sales Growth for the Performance Period as follows:

(A)	The applicable percentage of the Target Performance Units which shall be earned by Grantee shall be determined by the Performance Matrix approved by the Committee on the Date of Grant.

(B)	For purposes of this Agreement, “Return on Equity” shall mean cumulative net income divided by three, divided by the average quarterly total shareholders equity excluding the minimum pension liability in comprehensive income for the three-year period, as adjusted pursuant to Section 1(b).

(C)	For purposes of this Agreement, “Sales Growth” shall mean the three-year compounded annualized growth in sales over the performance period, determined using year-end total net sales for year three of the performance period and year-end total net sales for the year-end prior to the start of the performance period, as adjusted pursuant to Section 1(b).

(D)	In the event that the Company’s Return on Equity or Sales Growth is between the ranges set forth on the Performance Matrix, the Committee shall interpolate the applicable percentage of the Target Performance Units which shall be earned by Grantee.

(b)	If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, the manner in which it conducts business or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that no such action may result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(c)	All determinations involving the performance goals set forth in this Section 1 shall be calculated based on Generally Accepted Accounting Principles in effect at the time the goals are established without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board after the goals are established.

2.	Forfeiture of Award. Except as otherwise determined by the Committee in accordance with the terms of the Plan, Grantee’s right to receive the Performance Units shall be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a Subsidiary prior to the last day of the Performance Period.

3.	Payment of Performance Units. Performance Units earned as provided in Section 1 hereof shall be payable to Grantee in cash or Common Shares (as determined by the Committee) as soon as practicable after they are earned in accordance with Section 1 hereof, but in no event later than two and one-half (2 1/2) months after the close of the last fiscal year of the Company to which the award relates.

4.	Transferability. Grantee’s right to receive the Performance Units shall not be transferable nor assignable by Grantee other than by will or by the laws of descent and distribution.

5.	No Employment Contract. Nothing contained in this Agreement shall confer upon Grantee any right with respect to continuance of employment by the Company or any Subsidiary, nor limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of Grantee.

6.	Taxes and Withholding. If the Performance Units are paid in cash, such payment shall be less any applicable federal, state, local or foreign taxes. To the extent that the Company shall be required to withhold any federal, state, local or foreign taxes in connection with the payment of the Performance Units in Common Shares, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the payment of the Performance Units that Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

7.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

8.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable laws; provided, however, that notwithstanding any other provision of this Agreement, the Performance Units shall not be paid if the payment thereof would result in a violation of any such law.

9.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent.

10.	Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

11.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the plan, have the right to determine any questions which arise in connection with the grant of Performance Units.

12.	Successors and Assigns. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

13.	Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

14.	Notices. Any notice to the Company provided for herein shall be in writing to the Company and any notice to Grantee shall be addressed to Grantee at his or her address on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class certified or registered mail, postage and fees prepaid, return receipt requested, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

THE TIMKEN COMPANY

William R. Burkhart
Sr. Vice President and General Counsel

     The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement.

Grantee

Date:

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